Exhibit 10.1

PERSONAL AND CONFIDENTIAL

September 19, 2012

Daniel J. Morefield

Re:	Employment Offer Letter

Dear Dan:

On behalf of Quality Systems, Inc. (“QSI”), I am pleased to extend to you an offer of employment to join QSI in the full-time position of Executive Vice President, Chief Operating Officer. This letter will convey the proposed terms and conditions of your employment with QSI.

Following your acceptance of these terms, your employment start date will be September 25, 2012. Your title will be Executive Vice President, Chief Operating Officer, and subject to necessary business travel requirements, you will perform your employment duties at Irvine, California. You also will report directly to Steve Plochocki, the Chief Executive Officer of QSI, and your duties and responsibilities will be commensurate with your title.

The terms and conditions of your employment with QSI are summarized below:

1.	You will receive an initial base salary of $375,000 per year ($31,250 per month), payable in accordance with QSI’s normal payroll practices and subject to all legally required deductions.

2.	You will be eligible to receive an annual cash bonus opportunity of up to $187,500, subject to the terms of the current Fiscal Year 2013 Compensation Program for Executive Officers and Directors (the “2013 Incentive Program”) approved by QSI’s Compensation Committee on May 23, 2012. Any bonus payable for the Company’s 2013 fiscal year will be pro-rated for the number of full months of your employment during such fiscal year.

3.	On your first day of employment, you will receive a grant of an option to purchase 20,000 shares of QSI’s common stock, pursuant to the terms and provisions of QSI’s Second Amended and Restated 2005 Stock Option and Incentive Plan. The option will have an exercise price equal to the closing price of QSI’s shares on the date of grant, an eight (8) year term, and will vest in equal, annual, 20% installments over a five-year period beginning one year following the grant date. You also will be eligible for an additional option grant under the equity award portion of the 2013 Incentive Program, based on a total annual potential option of 30,000 shares, which amount shall be pro-rated for the number of full months of your employment during the 2013 fiscal year.

4.	To align your interests with those of the shareholders, you will be required to comply with the terms and conditions of QSI’s Executive Stock Ownership Program and to acquire and hold the minimum number of shares of QSI common stock set forth in such policy.

5.	You will be entitled to accrue three weeks of vacation time per year, which may be used in accordance with QSI’s current policy as described in the Employee Handbook.

6.	You will be eligible for group insurance coverage (with a participant eligibility date to be determined by the plan documents currently in effect), together with such other employment benefits generally made available to other similarly situated QSI employees. A summary of these benefits is attached.

7.	By undertaking employment with QSI, you agree to abide by all current and future employment policies, rules and regulations of QSI. You also acknowledge that your position with QSI is a full-time position, and accordingly, you agree that you will not accept, during your employment with QSI, employment with any other person or entity without my prior written consent. As with all QSI employees, on your first day of employment, you will be required to execute (i) an Acknowledgement and Certification of your receipt of, and agreement with, QSI’s Employee Handbook and (ii) the attached Agreement for Protection of Company Information, which, among other things, requires you to protect QSI’s confidential information and includes certain non-solicitation provisions. As required by the Immigration Reform and Control Act of 1986 (“IRCA”), you also must establish your identity and authorization to work in the United States. Attached is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and plan to bring the appropriate original documentation on your first day of work.

8.	You and QSI expressly understand and agree that your employment with QSI is in all respects “at will,” meaning that either you or QSI can terminate the employment relationship at any time without advance notice to the other, with or without cause, for any reason or no reason. QSI also can discipline, demote or alter the terms of employment of its employees at any time, with or without cause or advance notice. This letter and the employment documents referenced in the preceding paragraph will be our entire understanding concerning the subjects contained herein (including the at-will nature of your employment and the possible termination of the employment relationship), and QSI’s policy of at-will employment cannot be changed or modified in any way except that it may be superseded by one or more written agreements between you and QSI, authorized in advance by specific resolution of QSI’s Board of Directors and signed by both you and QSI’s Chief Executive Officer.

9.	This offer is conditioned upon: (i) your written acceptance of this offer letter and (ii) your execution of the Agreement for Protection of Company Information and other documents described in paragraph 7. If you provide materially false or misleading information in your employment application or other documents submitted in connection with your seeking employment with QSI, you will be subject to immediate termination.

I am delighted that you will be joining QSI, and we all look forward to your making a tremendous contribution to the company.

Very truly yours,

/s/ James J. Sullivan
James J. Sullivan
Executive Vice President

AGREED TO AND ACCEPTED BY:

/s/ Daniel J. Morefield
Daniel J. Morefield